CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               AVESIS INCORPORATED


     Avesis Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     1. Resolutions setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring such amendment to be advisable and submitting such amendment for the consideration of the stockholders of the corporation were duly adopted by the Board of Directors of the corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the first paragraph of Article 4 of the First Amended and Restated Certificate of Incorporation of the corporation, as amended to date, is hereby amended to read in its entirety as follows:

          "Article 4. The Corporation shall have authority to issue Thirty Million (30,000,000) shares of common stock, par value $.01 per share, and Twelve Million (12,000,000) shares of preferred stock, par value $.01 per share."

     2. Thereafter, pursuant to a resolution of the Board of Directors, the stockholders of the corporation approved the amendment.

     3. The  amendment  was duly adopted in  accordance  with the  provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Joel H. Alperstein, its Treasurer, this 7th day of August, 2000.


                                        AVESIS INCORPORATED


                                        By: /s/ Joel H. Alperstein
                                            ------------------------------------
                                            Joel H. Alperstein, Treasurer